FALL 2015 FINAL LEASING RESULTS

		Opening Occupancy		Year Over Year Change In
	Design Beds	2015	2014	Occupancy	Rate	Total Revenue

Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	2,906	86.9%	81.6%	5.3%	2.6%	7.9%
Prior Year Occupancy 90% to 94.9% (Tier 2)	2,063	94.0%	92.2%	1.8%	2.1%	3.9%
Prior Year Occupancy 95% to 97.9% (Tier 3)	5,772	97.9%	97.4%	0.5%	3.7%	4.2%
Prior Year Occupancy 98% and Above (Tier 4)	15,996	98.8%	99.7%	(0.9)%	3.6%	2.7%
Total Same-Communities	26,737	97.0%	96.6%	0.4%	3.4%	3.8%
Total New-Communities	3,557	95.5%
Total Communities	30,294	96.8%

Note: The same-community designation for leasing purposes is different than for financial statement purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2015/2016 leasing cycle.